PagerDuty, Inc.
600 Townsend Street, Suite 200 San Francisco, CA 94103

March 25, 2022

Dear Shelley Webb,

On behalf of PagerDuty, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Senior Vice President Legal, General Counsel of the Company. We believe that you will add substantially to the team and contribute greatly to the ultimate success of the Company by providing the Company with the same extraordinary leadership and vision that you have demonstrated throughout your career. The existing PagerDuty team and I look forward to your help in building PagerDuty into a great company.

We understand and appreciate the nature of the commitment you are making to join the Company, and we want you to do so with great confidence. You have the qualities that distinguish successful executives: leadership, vision, high integrity, intelligence, a bias to action, and a desire to make a difference. We are extremely enthusiastic about your accepting this offer.

The terms of your employment with the Company are as set forth in the agreement (“Agreement”) below:

1.Position.

(a)You will become Senior Vice President Legal, General Counsel, reporting directly to the Chief Executive Officer.

(b)You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that (i) you will devote substantially all of your business time and attention to the business of the Company, (ii) the Company will be entitled to all of the benefits and profits arising from or incident to all such work services, (iii) you will not render commercial or professional services of any nature to any person or organization without the prior written approval of the Company’s Board of Directors (the “Board”), and (iv) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the above, you may continue, on your own time, at your own expense and so as to not interfere with your duties and responsibilities at the Company to (i) serve as an advisory board member or board of directors member at other companies that are not competitive in any manner with the Company, (ii) accept speaking or

PagerDuty Offer of Employment

presentation engagements in exchange for honoraria, and (iii) participate in civic, educational, charitable or fraternal organizations. This Agreement does not prevent you from owning one percent (1%) or less of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange and is a competitor or potential competitor of the Company.

2.Start Date. The effective date of your full-time employment will be April 25, 2022 (the “Start Date”) working out of our San Francisco.

3.Compensation.

(a)Base Salary. You will be paid a semi-monthly salary at a rate of $16,666.66, which is equivalent to $400,000 United States dollars (“USD”), on an annualized basis, commencing on the Start Date, which will be paid semi-monthly in accordance with the Company's normal payroll procedures.

(b)Variable Compensation.

Short-Term Incentive: You will be eligible to earn a bonus at a target of 55% of your base salary on an annualized basis in accordance with the PagerDuty, Inc. Short-Term Incentive Program. Please note that financial objectives and milestones may change over time. In order to earn and be paid a bonus (or portion thereof), you must have been employed within 90 days of the end of the applicable bonus period and you must remain employed with the Company until the payment date of each applicable bonus. For the avoidance of doubt, in the event that your employment with the Company terminates for any reason prior to the payment date of any bonus, you will not earn or be paid any bonus that has not yet been paid as of your employment termination date. The Company, in its sole discretion, will determine whether you are entitled to a bonus (or portion thereof) and the amount of such bonus, and its determination will be final and binding.

(c)Annual Review. Your compensation will be reviewed annually as part of the Company’s performance achievement review process. The Company does not guarantee any increase in compensation as part of the annual review.

(d)Equity Awards. In connection with the commencement of your employment, and subject to approval by the Board or a duly authorized committee thereof, you will be granted equity awards with a target value of USD $5,550,000 (the “Target Value”), consisting of (1) 70% in Restricted Stock Units (“RSUs”) and
(2) 30% in Performance Stock Units (“PSUs”) measured at 100% of “target” attainment of the relevant Performance Metrics (as defined below).

The number of RSUs will be determined by dividing (i) the dollar amount equal to 70% of the Target Value by (ii) the average of the closing price of the Company’s common stock on the New York Stock Exchange for the 30 trading days prior to the date of grant (the “30-Day Average”), with the resulting number of RSUs rounded down to the nearest whole number.

PagerDuty Offer of Employment

The target number of PSUs will be determined by dividing (i) the dollar amount equal to 30% of the Target Value by (ii) the 30-Day Average, with the resulting number of PSUs rounded down to the nearest whole number.

With regard to the RSUs, your vesting commencement date will be the effective date of the grant (“Grant Date”), which will typically be no later than three (3) months after your hire date. 1/16th of the total RSUs shall vest each quarter following the Grant Date, so that the RSUs shall be fully vested four (4) years after the Grant Date, subject to your Continuous Service (as defined in the Company’s 2019 Equity Incentive Plan (the “Equity Plan”) on each vesting date.

With regard to the PSUs, vesting will be subject to the Company’s achievement of certain predetermined performance metrics over a specified performance period (“Performance Metrics”), as determined by the Board or a duly authorized committee thereof, as well as your Continuous Service through the vesting date, unless otherwise provided in your PSU award agreement.

Notwithstanding the foregoing, the RSUs and PSUs shall be subject to the terms and conditions of the Equity Plan and the applicable award agreement.

You should consult your tax advisor about the tax implications associated with accepting this offer of RSUs and PSUs.

4.Benefits. As an employee, you will also be eligible to receive certain employee benefits as outlined in Attachment A, including paid time off, medical, dental, life, and long-term disability insurance. You will also be eligible to participate in our 401(k) plan and 2019 Employee Stock Purchase Plan. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

5.Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s standard Confidential Information and Invention Assignment Agreement, a copy of which is enclosed as Attachment B for your review and execution (the “Confidentiality Agreement”).

6.Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

7.Evidence of Employment Eligibility. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

PagerDuty Offer of Employment

8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer or Board.

9.Termination of Employment and Severance Benefits.

(a)Termination of Employment. Except for the severance benefits provided below, the Company's obligations under this Agreement may be terminated upon the occurrence of any of the following events:

(i)The Company’s determination that it is terminating your employment for Cause (as defined in the PagerDuty, Inc. Executive Severance and Change in Control Policy attached hereto as Attachment C (the “Policy”)) (“Termination for Cause”);

(ii)The Company’s determination that it is terminating your employment without Cause, which determination may be made by the Company at any time at the Company’s sole discretion, for any reason (“Termination Without Cause”);

(iii)Upon the effective date of your resignation of employment with the Company without Good Reason or such earlier date as the Company may provide following notice of your resignation without Good Reason (“Voluntary Termination”);

(iv)As a result of your death or Disability (as defined in the Policy); or

(v)Your resignation for Good Reason (as defined in the Policy).

(b)Severance Benefits. Subject to approval by the Compensation Committee and/or Board, you will be eligible to receive benefits as a Tier 2 Participant in accordance with the Policy.

(i)Voluntary Termination. If, at any time, you experience a Voluntary Termination or a Termination for Cause, or if either party terminates your employment as a result of your death or Disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits pursuant to the Policy, other than

PagerDuty Offer of Employment

your rights to the vested portion of your equity and any other rights to which you are entitled under the Company’s benefit programs.

10.Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable deductions, withholding and payroll taxes.

11.Miscellaneous Provisions.

(a)Choice of Law. With the exception of the “Arbitration” section below, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state in which you primarily work for the Company, without giving effect to the principles of conflicts of law.

(b)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(c)Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without such provision.

(d)Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

(e)Arbitration. Except as provided below, to ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this Agreement, you and the Company agree that any dispute, claims, causes of action, or controversies, in law or equity, arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or your employment with the Company or the termination of your employment, shall be settled pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by the American Arbitration Association (“AAA”) or its successor, to be held in within fifty (50) miles of your principal place of employment at the time the claim accrued in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the AAA (the “Rules”). The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is

PagerDuty Offer of Employment

based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all AAA arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. The arbitrator may grant injunctions or other relief in such dispute or controversy. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

This arbitration section shall be governed by the Federal Arbitration Act. The arbitrator shall apply to the merits of any dispute or claim in arbitration the substantive law as applicable to the claim(s) asserted, without reference to rules of conflict of law.

In addition, all claims, disputes, controversies, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, and claims alleging sexual harassment or a nonconsensual sexual action or sexual contact, to the extent any such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In addition, nothing herein precludes you from filing charges or complaints with the National Labor Relations Board, the Equal Employment Opportunity Commission, or other similar administrative agency. In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding.

YOU HAVE READ AND UNDERSTAND THESE PROVISIONS, WHICH DISCUSS ARBITRATION. YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AND THE COMPANY AGREE TO SUBMIT

PagerDuty Offer of Employment

ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF, OR YOUR EMPLOYMENT WITH THE COMPANY OR TERMINATION OF YOUR EMPLOYMENT WITH THE COMPANY, TO BINDING ARBITRATION TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i)ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

(ii)ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT;

(iii)ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be on or before 04/25/2022. This Agreement, along with any agreements relating to proprietary rights between you and the Company, forms the complete and exclusive statement of the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under

PagerDuty Offer of Employment

applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before Monday, March 28, 2022 if you wish to accept employment at the Company under the terms described above. This offer of employment will terminate if it is not accepted, signed and returned by 5pm Pacific, March 28, 2022.

I look forward to your favorable reply and to working with you at PagerDuty.

PagerDuty, Inc.:	Employee:

By: /s/ Joseph Militello	/s/ Shelley Webb

Name: Joseph Militello	Name: Shelley Webb

Title: Chief People Officer

Date: 3/25/2022	Date: 3/27/2022

Attachment A: Benefits Summary
Attachment B: Confidential Information and Invention Assignment Agreement
Attachment C: Executive Severance and Change in Control Policy

PagerDuty Offer of Employment